AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (the "AMENDMENT") is made as of March 16, 2005, by and between Fidelity Bancorp, Inc., a Pennsylvania corporation (the "Company"), and Registrar and Transfer Company, a New Jersey corporation, as rights agent (the "Rights Agent"). Capitalized terms used and not otherwise deferred herein shall have the meaning ascribed to them in the Rights Agreement referenced below.

                                   WITNESSETH

     WHEREAS, the Company and the Rights Agent have previously entered into a Rights Agreement, dated as of March 31, 2003 (the "Rights Agreement"); and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement without the approval of any holders of Rights Certificates (or prior to a Distribution Date without the approval of the stockholders) to make any provision with respect to the Rights as the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; and

     WHEREAS, notwithstanding the foregoing, the Company may at any time prior to such time as a Person becomes an Acquiring Person amend the Rights Agreement to lower the thresholds set forth in Sections 1(a) and 3(a) of the Rights Agreement; and

     WHEREAS, the Board has determined that no Distribution Date has occurred and no Person has become an Acquiring Person; and

     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement as provided herein.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

     1.   AMENDMENT TO THE DEFINITION OF ACQUIRING PERSON.

          Section 1(a) of the Rights Agreement is hereby amended to read as follows:

          (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 10% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 10% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the


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Beneficial  Owner of any  additional  Common  Shares of the  Company,  then such
Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant
to  the   foregoing   provisions  of  this   paragraph   (a),  has  become  such
inadvertently, and such Person, if required by the Board of Directors in its sole discretion, divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

     2.   AMENDMENT TO DEFINITION OF DISTRIBUTION DATE

          Section 3(a) of the Rights Agreement is hereby amended to read as follows:

          Section 3. Issue of Right Certificates. (a) Until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the tenth Business Day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 10% or more of the then outstanding Common Shares (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a "Right Certificate"), evidencing one Right for each Common Share so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

     3. RATIFICATION OF ORIGINAL RIGHTS AGREEMENT. Except as amended hereby, the Rights Agreement remains unchanged and is ratified and confirmed in all respects.


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     IN WITNESS WHEREOF,  the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


Attest:                        FIDELITY BANCORP, INC.


By:/s/ Annie G. McGrath        By:/s/ Richard G. Spencer
   -----------------------        ----------------------------------------------
                                  Name: Richard G. Spencer
                                  Title:   President and Chief Executive Officer


Attest:                        REGISTRAR AND TRANSFER COMPANY


By:/s/ Mary Lou Cascaes        By:/s/ William P. Tatler
   -----------------------        ----------------------------------------------
                                  Name: William P. Tatler
                                  Title:   Vice President